AMENDMENT NO. 1

To

Phenol Acetone Supply Agreement

This Amendment ("Amendment No. 1") is made and entered into by and between Shell Chemical LP d/b/a Shell Chemical Company, a Delaware limited partnership, ("Seller"), and Resolution Performance Products LLC, as successor to and/or assignee of Shell Epoxy Resins LLC, ("Buyer"), effective upon signing by the parties.

WHEREAS, Buyer and Seller are parties to a Phenol Acetone Supply Agreement dated the 1st day of November, 2000, Control No. 4761199 (the "Contract") whereby Seller has agreed to sell and Buyer has agreed to buy 100% of Buyer's phenol and acetone requirements to utilize in the production of BPA or other products manufactured by Buyer, and not for resale or other transfer by Buyer to third parties;

WHEREAS, Buyer has secured an opportunity with a customer, GE Plastics ("GE"), to provide GE with certain amounts of BPA for a one year term (hereafter, the "GE Incremental Opportunity");

WHEREAS, the phenol and acetone Buyer would purchase from Seller and use to manufacture BPA for the GE Incremental Opportunity is covered by the Contract;

WHEREAS, because of the unique, short-term nature of the GE Incremental Opportunity, Buyer and Seller agree to apply some terms and conditions that are different from those of the Contract for the supply of the phenol and acetone strictly for the GE Incremental Opportunity;

THEREFORE, Buyer and Seller wish to amend the Contract as follows:

1. The following language shall be added to the end of Article 4.4:

"Three (3) days after payment is due, Seller may elect to assess a late payment fee based on an interest rate of LIBOR plus one and one-half percent (LIBOR + 1.5%) per annum on any and all such amounts not timely paid by Buyer, unless such amounts are reasonably and in good faith disputed by Buyer. If such disputed amounts are not thereafter proven erroneous by Buyer within a reasonable time, Seller may elect to assess the late payment fee heretofore described through the date such amount was first so disputed by Buyer. LIBOR shall mean the average thirty (30) day LIBOR rate for the previous calendar month as reported in the Wall Street Journal."

2. The following Article 19 shall be added:

"19. TAKE OR PAY - Supply for GE Incremental Opportunity. 9;

19.1 Limitation of Use of Phenol and Acetone for GE Incremental Opportunity. Buyer shall not use any of the phenol and acetone volumes as set out in Article 19.4 at the prices set out in Article 19.6 below for any use for any customer other than for manufacturing BPA for GE for delivery to GE at GE's Mt. Vernon, IN and/or Burkville, AL facilities for GE's subsequent manufacture of polycarbonate (and specifically not for GE's manufacture of epoxy resins). The prices set out in Article 19.6 below shall not apply to such volumes unless and until Buyer first meets all of Buyer's 100% requirements purchase obligations under the Contract, as determined on a monthly basis. Such volumes above Buyer's 100% requirements purchase obligations under the Contract and for the manufacture of BPA for GE as heretofore described shall hereafter be referred to as the "Qualifying Incremental Volume".

19.2 Limitation of Article 19 Provisions. The provisions of this Article 19 apply only to Qualifying Incremental Volume. All other volumes of phenol and acetone under this Contract will be under the terms and conditions of Articles 1 through 20 (excluding Article 19) of the Contract.

19.3 Term of Qualifying Incremental Volume Supply: Subject to any of Seller's termination rights under the Contract including, but not limited to, Seller's termination rights within this Article 19, the term of the Qualifying

Incremental Volume supply of phenol and acetone in this Article 19 shall begin on January 1, 2003, and end on December 31, 2003.

19.4 Quantity of Qualifying Incremental Volume: Seller agrees to sell and Buyer agrees to buy, at an approximate ratio of phenol to acetone of 3.2:1, the following amounts of Qualifying Incremental Volume on a "Take or Pay" basis as set out in this Article 19.4:

Calendar Year 2003:

January through March 2003:      11.24 MM pounds phenol and 3.51 MM pounds acetone

April through June 2003:             11.24 MM pounds phenol and 3.51 MM pounds acetone

July through September 2003:     11.24 MM pounds phenol and 3.51 MM pounds acetone

October through December 2003: 3.75 MM pounds phenol and 1.17 MM pounds acetone

Total for 2003:                             37.47 MM pounds phenol and 11.70 MM pounds acetone

2003 quarterly volumes to be taken in approximately equal increments per month during the defined quarters above.

In the event that Buyer fails to purchase the total volumes defined above for phenol and acetone for calendar year 2003, Buyer shall pay Seller by January 31, 2004, fifteen and one-half cents per pound (15.5 cpp) times the difference between 37.47 million pounds of phenol and the amount of phenol actually taken in calendar year 2003, and such payment shall be the full and complete compensation due Seller for such underlifted phenol and acetone volumes and the sole and exclusive remedy of Seller for such underlifted phenol and acetone volumes (except for any late fees owed by Buyer to Seller pursuant to Article 19.6.3).

Notwithstanding the foregoing, in any given month during the term of this Article 19, Seller shall not be obligated to sell any volumes of acetone to Buyer as Qualifying Incremental Volume wherein such monthly purchase does not also include the purchase by Buyer of phenol at the approximate 3.2:1 ratio of phenol to acetone described above.

19.5 Audit Rights. Upon thirty (30) days notice to Buyer, Seller may request to audit those documents of Buyer relevant to the consumption of phenol and acetone for the production of BPA at Deer Park, including but not limited to, Buyer's shipments of BPA for delivery to GE under this Contract, to verify whether the phenol and acetone volume Buyer claims falls under the provisions of this Article 19 is Qualifying Incremental Volume (the "Conformance Audit"). The Conformance Audit shall be conducted by an independent public accounting firm acceptable to the parties. Buyer may require the independent auditor to enter into a reasonable confidentiality agreement prior to the Conformance Audit. The independent auditor shall be instructed to report to Seller only whether it has determined that the Buyer is or is not in conformance with its obligations with respect to the Qualifying Incremental Volume as provided in Article 19.1 and the Contract. Notwithstanding the foregoing sentence, in the event Buyer is not in conformance, the independent auditor shall also report to Seller the details of such nonconformance. Seller has the right to perform one Conformance Audit per calendar quarter and one Conformance Audit at the end of the calendar year. Seller will pay for the costs and expenses of such Conformance Audit(s) unless the volume Buyer is claiming meets the provisions of Article 19 as Qualifying Incremental Volume is in error by greater than fifty thousand dollars ($50,000) per quarter. In such case, Buyer will pay all costs and expenses of the audit. If, at any time, Buyer either fails to reasonably cooperate (including, but not limited to, providing relevant documents for such Conformance Audit) or the Conformance Audit indicates that Buyer has erroneously claimed volumes in a material amount (greater than one hundred fifty thousand dollars ($150,000) per quarter ) to be Qualifying Incremental Volume, Seller would have the right to terminate the provisions of Article 19 hereunder upon thirty (30) days written notice to Buyer.

19.6 Price and Payment Terms

19.6.1 Qualifying Incremental Volume Price. The calculation of the price for Qualifying Incremental Volume is as follows:

Phenol Price (in cents per pound or cpp) = (0.9 x BZ) + (0.5 x P) - (0.6 x DMK) + (0.75 x NG) + 13.5 cpp

Where:

BZ, P, DMK = the same definitions as set out in Article 4.2.2 of the Contract.

NG = the current natural gas price as defined in Article 4.2.2 of the Contract in US Dollars/MM BTU (unit of the natural gas coefficient, 0.75, is cpp/US Dollars/MM BTU).

Acetone Price = the same definition as set out in Article 4.3 of the Contract.

19.6.2 Confirmation of Qualifying Incremental Volume for Invoicing. On the last day of each month during the term of the Qualifying Incremental Volume supply, Buyer will verify to Seller the volumes of phenol and acetone actually used during such month for sales to GE as Qualifying Incremental Volume. Subject to the audit provisions in Article 19.5, Seller will invoice Buyer for Qualifying Incremental Volume as a separate line item on the consolidated monthly invoice Seller issues to Buyer.

19.6.3 Payment for Qualifying Incremental Volume. All payments due to Seller by Buyer for Qualifying Incremental Volume shall be made to Seller's designated bank or financial institution no later than fifteen (15) days from the consolidated monthly billing invoice date via EFT (Electronic Funds Transfer). Three (3) days after payment is due, Seller may elect to assess a late payment fee based on an interest rate of LIBOR plus one and one-half percent (LIBOR + 1.5%) per annum on any and all such amounts not timely paid by Buyer, unless such amounts are reasonably and in good faith disputed by Buyer. If such disputed amounts are not thereafter proven erroneous by Buyer within a reasonable time, Seller may elect to assess the late payment fee heretofore described through the date such amount was first so disputed by Buyer. LIBOR shall mean the average thirty (30) day LIBOR rate for the previous calendar month as reported in the Wall Street Journal.

19.7 Applicability/Non-Applicability of Other Provisions of this Contract to the Supply of Qualifying Incremental Volume. Articles 2 (except for that portion of the table that sets forth the FOB Point and the Shipment Mode), 3, 4.1, 4.2, 4.2.2 (other than those portions specified as applicable in this Article 19), 4.5, 5, and 7 of the Contract shall not apply to any supply of Qualifying Incremental Volume under this Article 19. All remaining articles of the Contract are so applicable.

19.8 Termination of Article 19. Seller and Buyer hereby agree that the provisions of Article 19 shall terminate on December 31, 2003, unless otherwise terminated as specifically provided herein.

The following Article 20 shall be added as follows:

20. Waiver/Cancellation of Any and All Volume Incentive Offers. Seller and Buyer hereby agree that any and all volume incentive offerings offered by Seller to Buyer (other than Article 19 above) including, but not limited to, the following are hereby cancelled and forever waived by Buyer:

Performance Incentive Side Letter Agreement between Buyer and Seller Dated November 14, 2001; and

Performance Incentive Side Letter Agreement between Buyer and Seller Dated January 21, 2002.

Except as set forth above, all terms and conditions of the Contract shall remain unchanged and shall continue in full force and effect.

If the foregoing is acceptable, please acknowledge by signing below and return same to Seller by 5 PM Central time on October 15, 2002. If the Amendment No. 1 is not signed by Buyer and returned by such time to Seller, this offer will expire and will not be renewed.

AGREED AND ACCEPTED:
SHELL CHEMICAL LP	RESOLUTION PERFORMANCE PRODUCTS LLC
BY: /s/ C.W. Walker	BY: /s/ Mark Antonvich
TITLE: Sales Manager Phenol Acetone	TITLE: Vice President and General Counsel
DATE: 10-15-02 9:12 am	DATE: 10-15-02 9:10 am